UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

MRU HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33487	33-0954381
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1114 Avenue of the Americas
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(212) 754-0774
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 24, 2006, the Board of Directors appointed Michael Brown and Sunil Dhaliwal to the Board of Directors. These appointments were not pursuant to any agreement or understanding between Mr. Brown and Mr. Dhaliwal and a third party. Mr. Brown and Mr. Dhaliwal are not expected to be named to a committee of the Board of Directors at this time. There have been no transactions during the last two years, in which the Registrant was a party, in which Mr. Brown or Mr. Dhaliwal nor any family member of Mr. Brown or Mr. Dhaliwal has had a direct or indirect material interest.

Mr. Brown joined Battery Ventures in 1998, where he focuses on making and managing investments in the areas of information technology, specialty finance and business services. In addition, Mr. Brown has been actively involved with a number of Battery’s investments, including ChemConnect, The London International Financial Futures and Options Exchange (acquired by Euronext), and Pedestal, Inc. Prior to joining Battery, he was a member of Goldman, Sachs & Co.’s High Technology Group, where he worked on debt and equity financings, and mergers and acquisitions assignments. Mr. Brown was also a financial analyst with Goldman’s Financial Institutions Group. Currently, Mr. Brown also serves on the board of directors of Fingerhut Direct Marketing and OutlookSoft Corporation.

Mr. Dhaliwal, also with Battery Ventures since 1998, has made and/or managed, a number of investments in the areas of information technology, specialty finance and business services. Earlier in his career, Mr. Dhaliwal worked in the High Technology Group of the investment banking division at Alex Brown & Sons, Inc., where he executed public equity financing, private equity financings, and mergers and acquisitions in the communications and software industries. He currently serves on the board of directors of Netezza Corporation.

A copy of the press release issued by the Company is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Exhibit
99.1	Press Release dated March 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

MRU HOLDINGS, INC.

Date: March 2, 2006	By:	/s/ Edwin J. McGuinn, Jr.
Name: Edwin J. McGuinn, Jr.
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit
99.1	Press Release dated March 2, 2006